                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                              (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Confidential, for Use of the        [_] Definitive Additional Materials
   Commission Only (as Permitted by
   Rule 14a-6(e)(2))

                                       [_] Soliciting Material Pursuant to
                                       Rule 14a-12

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

                        ASSISTED LIVING CONCEPTS, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                        ASSISTED LIVING CONCEPTS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 16, 2001

  The 2001 Annual Meeting of Stockholders of Assisted Living Concepts, Inc. ("ALC" or the "Company") will be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York on Tuesday, January 16, 2001 at 4:00 p.m. local time, for the following purposes:

  (1) To elect a board of six directors for the ensuing year or until the election and qualification of their respective successors;

  (2) To transact such other business as may properly come before the meeting.

  Only stockholders whose names appear of record on the books of ALC at the close of business on December 13, 2000, are entitled to notice of, and to vote at, such Annual Meeting or any adjournments thereof.

  The enclosed proxy is solicited by the Board of Directors of ALC, which recommends that stockholders vote FOR the directors nominated in Proposal 1. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

  Certain information included in this proxy statement relates to the Company's management during the fiscal year ended December 31, 1999, as required by the rules promulgated under the Exchange Act. The Company has also provided more current information in this proxy statement where appropriate and available.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                                          By order of the Board of Directors

                                          Sandra Campbell
                                          Senior Vice President, General
                                          Counsel and Secretary

Portland, Oregon
December 20, 2000

                        ASSISTED LIVING CONCEPTS, INC.

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to the stockholders of Assisted Living Concepts, Inc., a Nevada corporation ("ALC" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of ALC for use at the Annual Meeting of Stockholders to be held on Tuesday, January 16, 2001 at 4:00 p.m., local time, at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, and at any and all adjournments thereof (the "Annual Meeting"). The approximate date on which this proxy statement and the form of proxy solicited on behalf of the Board of Directors will be sent to ALC's stockholders is December 20, 2000.

  On December 13, 2000, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, 17,120,745 shares of common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting. The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but otherwise have no legal effect in the election of directors. Stockholders are not permitted to cumulate their votes for the purpose of electing directors or otherwise. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, proxies that reflect abstentions as to a particular proposal will be treated as voted for the purpose of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as un-voted for purposes of determining approval and will not be counted as voted for or against that proposal.

  You may revoke your proxy by filing a written notice of revocation with the Company. You may also revoke your proxy by (1) filing a new proxy bearing a later date with the Company, or (2) by attending the meeting and voting in person.

  Your shares will be voted as you direct on your signed proxy card. If you do not specify on your proxy card how you want to vote your shares, the Company will vote signed returned proxies "for" the Board's nominees. The Company does not know of any other business that may be presented at the annual meeting. If a proposal other than the one listed in the Notice is presented at the annual meeting, your signed proxy card gives authority to Wm. James Nicol and John Gibbons to vote your shares on such matters in their discretion.

  Certain information included in this proxy statement relates to the Company's management during the fiscal year ended December 31, 1999, as required by the rules promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company has also provided more current information in this proxy statement where appropriate and available.

  The Company's principal executive offices are located at 11835 NE Glenn Widing Drive, Building E, Portland, Oregon 97220.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  At the Annual Meeting, six directors will be elected to hold office until the 2002 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

  The nominees for election as directors at the Annual Meeting are Wm. James Nicol, John M. Gibbons, Richard C. Ladd, Jill M. Krueger, Leonard Tannenbaum, and Bruce E. Toll. Messrs. Nicol, Gibbons and Ladd and Ms. Krueger presently serve as directors of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2002 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of Common Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                                   DIRECTORS

  The following table sets forth certain information concerning the nominees for election.

        Name                          Age(1)              Position
        ----                          ------              --------
Wm. James Nicol (2)..................   57   Chairman of the Board of Directors
John M. Gibbons (2)(3)(4)............   52   Director
Jill M. Krueger (2)(3)...............   41   Director
Richard C. Ladd(3)...................   61   Director
Leonard Tannenbaum...................   29   Director
Bruce E. Toll........................   57   Director

--------
(1) As of December 13, 2000.

(2) Current member of Executive Committee.

(3) Current member of Audit Committee.

(4) Current member of Compensation Committee.

  Wm. James Nicol was appointed Chairman of the Board in March 2000. Mr. Nicol has over 20 years experience in senior executive management, including finance and corporate development in health care service organizations. Mr. Nicol has most recently served as the Chief Financial Officer of HemoTherapies, Inc., a San Diego based medical device start-up company. Prior to joining HemoTherapies, he served in various senior executive roles for numerous companies, including Chief Operating Officer of Laguna Medical Systems, President and Chief Executive Officer of Health Management, Inc. and Chief Financial Officer of Careline, Inc. and Quantum Health Resources, Inc. Mr. Nicol has served as a senior officer and/or member of the Board of Directors of six publicly-traded companies.

  John M. Gibbons was appointed a Director in March 2000. He brings over 16 years of public company senior management experience in finance and executive management positions. During his six years at The Sports Club Company, a developer and operator of luxury sports and fitness clubs, Mr. Gibbons held a number of positions, including Chief Financial Officer, Chief Operating Officer and most recently President and Chief Executive Officer. He was a director of The Sports Club from 1995 through February 2000. Prior to joining The Sports Club, Mr. Gibbons was employed by Com-Systems, a publicly-traded long-distance telecommunications company, where he served in multiple capacities, including as Senior Vice-President, General Manager and Chief Financial Officer. He is currently a director of Deckers Outdoor Corporation.

  Jill M. Krueger was elected to the Board of Directors in April 1999, and presently serves as Chairman of the Company's Audit Committee. Since 1996, Ms. Krueger has served as President and Chief Executive Officer of Health Resources Alliance, an organization designed to optimize market position and achieve synergies which enable its 20 member organizations to prosper in a managed care environment. From 1988 to 1996 Ms. Krueger was a partner at KPMG LLP where she served as its Partner in charge of the firm's National Long Term Care and Retirement Housing Practice.

  Richard C. Ladd served as Chairman of the Company's Board of Directors from March 1999 to March 2000 and has been a director since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and social services consulting firm. He is also co-director of the National Long-Term Care Balancing Project and was an adjunct assistant professor at the School of Internal Medicine, University of Texas Medical Branch at Galveston, Texas. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. He is also a member of numerous professional and honorary organizations.

  Leonard Tannenbaum, CFA, has not previously served on the Company's Board of Directors. Mr. Tannenbaum is currently the Managing Partner at MYFM Capital LLC, an investment banking firm. Mr. Tannenbaum currently serves on the board of directors of the following public companies: Cortech, Inc.; New World Coffee-Manhattan Bagel, Inc.; and General Devices, Inc. He also currently serves on the board of Timesys, an embedded Linux company, and Transcentives.com, an internet holding company. He formerly served on the board of Westower Corporation. Previously, Mr. Tannenbaum was the president of the on-line auction company CollectingNation.com, a partner in a $50 million hedge fund, an assistant portfolio manager at Pilgrim Baxter, and an Assistant Vice President in Merrill Lynch's small company group. Mr. Tannenbaum received both his M.B.A. and Bachelors of Science from the Wharton School at the University of Pennsylvania. He is the son-in-law of Bruce E. Toll.

  Bruce E. Toll has not previously served on the Company's Board of Directors. Mr. Toll serves on the Board of Directors of UbiquiTel, Inc., a publicly traded company which provides Sprint PCS digital communication services to mid-size markets in the western and mid-western United States. He is the owner of BET Investments, Inc., which owns, develops, and manages commercial and industrial properties in the Philadelphia area. He is also the owner and operator of an automobile agency, Robert Auto Mall in Downingtown, Pennsylvania and the Chairman of Puresyn Corp., a biotech company located in Malvern, Pennsylvania. In addition, he is the President of Toll Management Company, which owns and manages commercial and apartment properties on the Philadelphia area. Mr. Toll is Vice-Chairman, founder, and director of Toll Brothers, Inc., which today is the leading builder of luxury homes in the nation and recipient of a number of awards. He is the father-in-law of Leonard Tannenbaum.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Committees

  The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no standing Nominating Committee.

  The Executive Committee was formed on February 29, 2000 and assists the Board in the management of the business of the Company, subject to the restrictions imposed under the Bylaws, and meets on a regular informal basis.

  The Audit Committee is authorized to select and recommend to the Board of Directors the independent accountants to serve the Company for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of the Company's system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. The Company has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Appendix A. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

  The Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation Committee also is responsible for the administration of the Company's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Option Plan") (except that the Board administers the 1994 Stock Option Plan as it applies to non-employee directors) and its Non-Executive Employee Equity Participation Plan (the "Non-Officer Plan"), and is authorized to determine the options to be granted under each of these plans and the terms and provisions of such options.

Activities of the Board and Committees

Year Ended December 31, 2000

  During 2000, the Board of Directors held 18 meetings and took actions through unanimous written consents in lieu of meetings three times. During that period, no incumbent director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which he or she served.

  During the fiscal year ended December 31, 2000, the Audit Committee and the Compensation Committee each held four meetings.

  No meeting of the Board of Directors or any committee is scheduled during the remainder of 2000.

Year Ended December 31, 1999

  During 1999, the Board of Directors held 24 meetings and took actions through unanimous written consents in lieu of meetings 11 times. During that period, no incumbent director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which he or she served.

  During the fiscal year ended December 31, 1999, the Audit Committee held five meetings, and the Compensation Committee held two meetings.

Board of Directors Compensation

General

  Non-employee directors are compensated for services as a director and are reimbursed for travel expenses incurred in connection with their duties as directors of the Company. Under the terms of the 1994 Stock Option Plan, each new non-employee director receives non-qualified options to purchase 20,000 shares of common stock at the time he or she joins the Board of Directors. Such director options vest with respect to one third of the amount of each grant on each of the first, second and third anniversaries of the grant date, and expire on the earlier of the seventh anniversary of the date of vesting or one year following the director's ceasing to be a director for any reason.

Year Ended December 31, 2000

  During 2000, each non-employee director received a fee of $12,000 per year for services as a director, plus $1,000 for attendance in person, or $500 for attendance by telephone, at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet. During 2000, those outside directors serving on the Executive Committee received $5,000 per month for such services and on

February 29, 2000, Mr. Nicol and Mr. Gibbons each received non-qualified options to purchase 30,000 shares of common stock at $1.81 per share for acting in such capacity.

  Mr. Nicol and Mr. Gibbons each received new non-employee director options to purchase 20,000 shares of Common Stock under the 1994 Stock Option Plan at $1.81 per share on February 29, 2000. In addition, on February 29, 2000, Ms. Krueger, Ms. Ladd and Ms. Cavanaugh received nonqualified options to purchase at $1.81 per share, 30,000, 10,000 and 10,000 shares of Common Stock, respectively.

Year Ended December 31, 1999

  During 1999, each non-employee director received a fee of $12,000 per year for services as a director, plus $1,000 for attendance in person, or $500 for attendance by telephone, at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors did not meet.

  Ms. Krueger received new non-employee director options to purchase 20,000 shares of Common Stock under the 1994 Stock Option Plan at $2.88 per share on April 15, 1999.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

  The Company has set forth in the following table information as of December 13, 2000 with respect to the beneficial ownership of its Common Stock (based upon information provided by such persons) by:

  (1) each of its directors and nominees for director;

  (2) each of the Named Executive Officers for the fiscal year ended December 31, 1999 and certain other officers;

  (3) each person who is known by its to own beneficially more than 5% of its shares of Common Stock; and

  (4) its directors (excluding nominees for director) and executive officers as a group.

                                                            Shares    Percent
                                                         Beneficially   of
Name and Address of Beneficial Owner(1)                    Owned(2)    Class
---------------------------------------                  ------------ -------
Wm. James Nicol.........................................          --      *
Richard C. Ladd.........................................       67,500     *
John M. Gibbons.........................................          --      *
Jill Krueger............................................        9,167     *
Bruce E. Toll(3)........................................ 3,105,698.65  17.5%
 3103 Philmont Avenue
 Huntington Valley, Pennsylvania 19006
Leonard Tannenbaum......................................      469,603   2.7%
Bradley G. Razook(4)....................................       56,500     *
 170 Water Street, 20th Floor
 New York, NY 10038
Gloria Cavanaugh........................................       37,500     *
Sandra Campbell.........................................       60,794     *
Nancy Gorshe............................................       43,334     *
Drew Q. Miller..........................................       37,500     *
Keren Brown Wilson(5)...................................      882,912   5.2%
William McBride.........................................       90,314     *
James W. Cruckshank.....................................        2,000     *
Leslie J. Mahon.........................................           11     *
John W. Adams(6)........................................    1,550,000   9.1%
 885 Third Avenue, 34th Floor
 New York, New York 10022
Greenlight Capital, L.L.C.(7)...........................    1,566,012   8.8%
 420 Lexington Avenue, Suite 875
 New York, New York 10170
Capital Group International, Inc. and Capital Guardian
 Trust(8)...............................................    1,445,000   8.4%
 11800 Santa Monica Blvd.
 Los Angeles, CA 90025
All directors and executive officers as a group (17
 persons)...............................................    1,313,888   7.7%

--------
*  Less than 1%.

(1) Except as otherwise noted above, the address of the directors and officers is c/o Assisted Living Concepts, Inc., 11835 NE Glenn Widing Drive, Portland, Oregon, 97220.

(2) Includes options to purchase 217,500 shares held by Dr. Wilson, 67,500 shares held by Mr. Ladd, 52,500 shares held by Mr. Razook, 37,500 shares held by Ms. Cavanaugh, 9,167 shares held by Ms. Krueger, 60,000 shares held by Ms. Campbell, 37,500 shares held by Mr. Miller, 43,334 shares held by Ms. Gorshe, and 116,670 shares held collectively by the executive officers not named above, which are exercisable within 60 days of December 13, 2000. In December 2000, the Company made an offer to cancel all outstanding options with an exercise price of $5 or more per share, which offer is still pending. See "Compensation Committee Report--Stock Option Plans." Accordingly, the number of shares subject to options is subject to probable reduction in the near future.

(3) Based on the Form 13D as filed on November 22, 2000. 575,098.65 of such shares are held by BET Associates, L.P., a partnership controlled by Mr. Toll, and 2,530,600 of such shares are held by BRU Holding Company Inc., LLC, a limited liability company controlled by Mr. Toll.

(4) Includes 4,000 shares owned by Mr. Razook's children.

(5) Based on the Form 13G as filed on April 12, 2000.

(6) Based on the Form 13G as filed on May 2, 2000. These shares are held by JWA Investment Corp. and Tempe Wicke Investments L.P., which in turn are controlled by Mr. Adams.

(7) Based on the Form 13D as filed on December 30, 1999. 667,412 of such shares are issuable upon the conversion of the Company's 6.0% Debentures.

(8) Based on the Form 13G as filed on February 11, 2000.

                            STOCK PERFORMANCE GRAPH

  The following Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

  The following graph compares the cumulative total stockholder return on the Company's Common Stock (no dividends have been paid thereon) with the cumulative total return, assuming reinvestment of dividends, of (i) the Company; (ii) a self-constructed peer group, as described below; (iii) S&P 500; (iv) the S&P Healthcare Composite Index and (v) the American Stock Exchange Major Market Index from November 22, 1994, the first day of trading of the Common Stock on the American Stock Exchange, to December 31, 1999. The comparison assumes $100 was invested on November 22, 1994 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.

  The Company has historically compared total stockholder return with the return on the AMEX Major Market Index and the S&P Healthcare Composite Index. In preparing the performance graph below, the Company has also compared the Company's performance with that of a peer group (comprised as defined below) and the S&P 500 Index. These two new indices will replace the AMEX Major Market and S&P Healthcare Composite Indices in the future. The Company has chosen the new indices because they are widely utilized by other assisted living companies, and therefore provide a more meaningful comparison to the Company's performance.

  The historical stock price performance of the Common Stock shown on the Stock Performance Graph set forth below is not necessarily indicative of future stock price performance. As of December 5, 2000, the closing trading price for the Common Stock was $0.313 and the cumulative total stockholder return, assuming a $100 investment on November 22, 1994, was $31.30.

                                    [GRAPH]

                         Total Return to Stockholders
                     (Assumes $100 Investment on 12/30/94)

Total Return Analysis

                 12/30/94   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99

Assisted Living
 Concepts        $ 100.00   $ 154.41   $ 179.41   $ 464.70   $ 308.81   $  50.00
Peer Group       $ 100.00   $  82.03   $  89.54   $ 135.63   $ 151.13   $  51.36
S&P 500          $ 100.00   $ 137.54   $ 169.09   $ 225.49   $ 289.93   $ 350.93
S&P Health Care  $ 100.00   $ 157.74   $ 190.23   $ 273.45   $ 394.29   $ 361.76
AMEX Major
 Market          $ 100.00   $ 137.30   $ 175.17   $ 224.00   $ 269.96   $ 323.57

Source: Carl Thomas Associates www.ctaonline.com (800) 959-9677. Data from Bloomberg Financial Markets.


  The Company's self-constructed peer group consists of: Sunrise Assisted Living, Inc., American Retirement Corporation, Capital Senior Living Corporation, Alterra Healthcare Corporation, Emeritus Corporation, ARV Assisted Living, Inc., Balanced Care Corporation, Regent Assisted Living, Inc., and Carematrix Corporation.

                            AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

  The Audit Committee is currently comprised of Ms. Krueger, Mr. Gibbons, and Mr. Ladd. Ms. Krueger serves as the chairperson of this committee. From January 1, 2000 to March 29, 2000, the Audit Committee was comprised of Ms. Cavanaugh, Mr. Ladd, and Ms. Krueger. On March 29, 2000, Ms. Cavanaugh was replaced by Mr. Gibbons. Mr. Nicol also served on the Audit Committee from May 3, 2000 until his October 19, 2000 appointment as President and Chief Executive Officer of the Company. Ms. Krueger served as Chairperson of the Audit Committee throughout 2000. Each of the members of the Audit Committee is independent as defined in Section 121(A) of the American Stock Exchange Listing Standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this proxy statement as Appendix A.

  The primary function of the Audit Committee is to provide assistance to the Company's Board of Directors in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. The Audit Committee's primary duties and responsibilities are to: (1) review and appraise the audit efforts of the Company's independent accountants; (2) evaluate the Company's quarterly financial performance as well as its compliance with laws and regulations; (3) serve as an independent and objective party to monitor the Company's financial reporting process and internal control system; (4) oversee management's establishment and enforcement of financial policies and business practices; and (5) provide an open avenue of communication among the independent accountants, financial and senior management, counsel and the Board of Directors.

Review of the Company's Audited Financial Statements for the Fiscal Year Ended December 31, 1999

  The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 1999 with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

  The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

  Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 for filing with the SEC.

Submitted By:Jill M. Krueger, Chairperson
              John Gibbons
              Dick Ladd

  The Board Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee is presently comprised of Mr. Gibbons, Bradley Razook, and Gloria Cavanaugh. From January 1, 2000 to March 28, 2000, the Compensation Committee was comprised of Mr. Razook, Ms. Cavanaugh, and Ms. Krueger. On March 28, 2000, Mr. Nicol replaced Ms. Krueger on the Compensation Committee. In November 2000, Mr. Gibbons replaced Mr. Nicol on the Compensation Committee following Mr. Nicol's Ocotber 19, 2000 appointment as President and Chief Executive Officer of the Company. Mr. Razook served as Chairperson of the Compensation Committee throughout 2000. Mr. Razook and Ms. Cavanaugh are not nominees for reelection to the Board of Directors, and the Board may elect to place other directors on the Compensation Committee following the annual meeting.

  The Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the Company's general compensation policy. The Compensation Committee is also responsible for the administration of the 1994 Stock Option Plan (except for its application to non-employee directors which is administered by the board) and the Non-Officer Plan, and is authorized to determine the options to be granted under the plans and the terms and provisions of such options.

Compensation Philosophy

  The Compensation Committee endeavors to ensure that the compensation programs for the Company's executive officers are effective in attracting and retaining key executives responsible for the Company's success and are administered in appropriate fashion in the Company's long-term interests and those of the Company's stockholders. The Compensation Committee seeks to align total compensation for senior management with the Company's overall performance as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses and stock options, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

  In determining the level and composition of compensation for the Company's executive officers, the Compensation Committee considers various corporate and individual performance measures. The Compensation Committee also evaluates other external factors such as market conditions as well as compensation practices and financial performance of other companies in the assisted living residence business. The Compensation Committee does not apply any specific quantitative formula in making compensation decisions.

Base Salaries

  Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group.

Bonuses

  Bonuses are awarded based on the Company's overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year. During 1999 the Company awarded Mr. Mahon and Ms. Gorshe bonuses of $17,500 and $15,000, respectively. In addition, Ms. Campbell received a bonus of $51,250 in 1999 pursuant to the terms of her employment agreement.

Stock Option Plans

  The Compensation Committee administers the 1994 Stock Option Plan (except for its application to non-employee directors which is administered by the board), which provides for grants of incentive and nonqualified stock options as well as the award of shares of restricted stock. Under the 1994 Stock Option Plan, options are granted and shares of restricted stock may be awarded to provide incentives to the Company's directors, officers, key employees and consultants to promote the Company's long-term performance and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Currently, the 1994 Stock Option Plan has no pre-set formula or criteria for determining the number of options that may be granted, except that no person can be granted options or restricted stock in any calendar year covering more than 200,000 shares of Common Stock. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the Company's overall performance and the individual performance of the executive officers.

  The Compensation Committee also administers the Non-Officer Plan, adopted by the Company in 1998. The Non-Officer Plan provides for the issuance of non-qualified options exercisable for up to 1,000,000 shares of Common Stock. Directors, officers and significant employees of the Company are not eligible to participate in the Non-Officer Plan; however, consultants and non-executives are eligible. The Non-Officer Plan was adopted to extend similar performance-based benefits to employees who were not eligible to participate in the 1994 Stock Option Plan, and the Compensation Committee applies the same policies to determinations regarding grants under the Non-Officer Plan as it applies to determinations under the 1994 Stock Option Plan.

  In November 2000, the Board of Directors, at the recommendation of the Compensation Committee, approved an offer (the "Offer") by the Company to holders of options under both the 1994 Stock Option Plan and the Non-Officer Plan, which the Company expects to complete by December 21, 2000. Under the terms of the Offer, each option holder that agrees to the cancellation all of such holder's options having an exercise price of $5.00 or greater ("Eligible Options") will receive a lump sum payment of $250, except that certain executive officers, directors, and consultants have been asked to agree to the cancellation of their Eligible Options without any payment. Until the Company has completed the Offer, it will not be able to determine the number of shares of Common Stock subject to stock options that will be cancelled in connection with the Offer or the aggregate amount of the payments in connection with such cancellation; however, if all of the option holders holding Eligible Options accept the Offer, the Company will cancel options covering a total of 812,641 shares of Common Stock and will make payments in respect of such cancellation of $28,750.

  During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the chief executive officer and the other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. In structuring the Company's compensation programs and in determining the appropriateness of awards, the Compensation Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics, and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment, the Compensation Committee intends to design the Company's compensation programs to conform with the regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for awards as part of executive compensation that are performance-based and thus deductible by the Company. However, this commitment does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if sound corporate reasons exist for so doing.

Chief Executive Officer

  Mr. McBride served as the Company's Chief Executive Officer until March 1999. In March 1999, Mr. McBride resigned as Chief Executive Officer and agreed to provide consulting services to the Company pursuant to the Consulting Agreement described under the heading "Executive Compensation--Employment and Consulting Agreements--William McBride." The Consulting Agreement provided for the payment to Mr. McBride of a lump-sum cash termination payment of $490,000 (which was reduced to $390,000 to reflect repayment of a $100,000 bonus paid in 1998). In addition, the Company agreed to pay Mr. McBride a lump-sum cash payment of $750,000 in consideration for Mr. McBride's agreement to forfeit his interest in 200,000 shares of restricted stock. In addition, Mr. McBride agreed to forfeit a $4.0 million termination payment he would be entitled to receive under certain circumstances, including upon a change of control. Pursuant to the Consulting Agreement the Company compensates Mr. McBride at a rate of $15,000 per month for consulting services rendered over a two-year period commencing in March 1999. These payments, together with the lump sum cash payments and salary paid to Mr. McBride in his capacity as CEO, totaled $1.4 million in 1999.

  Dr. Wilson served as the Company's President and Chief Operating Officer until March 1999. In March 1999, the Company entered into an amendment with Dr. Wilson to her employment agreement to provide that the Company employ Dr. Wilson as President and Chief Executive Officer. In addition, the Company agreed to pay Dr. Wilson a lump-sum cash payment of $187,500 (which was reduced to $87,500 to reflect repayment of a $100,000 bonus paid in 1998) in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock. The total compensation paid to Dr. Wilson on 1999, including the $87,500 lump sum cash payment, totaled $287,000.

  Effective on October 19, 2000, Dr. Wilson and the Company agreed that Dr. Wilson's Amended and Restated Employment Agreement, as amended, is deemed terminated. Also, effective on that date, Dr. Wilson and the Company agreed among other things to the following: (i) Dr. Wilson will be an at-will employee until December 31, 2001, and her base salary is to be $16,666.67 per month, with a total of $200,000 to be paid in any event; (ii) when Dr. Wilson's employment terminates, her stock options will vest, if not already vested, and she will have one year from that date to exercise the stock options; and (iii) the Company will pay Dr. Wilson $559,677.37, plus 10% interest per annum from October 19, 2000, until fully paid, to be paid in four
(4) equal quarterly installments commencing December 31, 2000.

  On October 19, 2000, the Board of Directors elected Wm. James Nicol, the Chairman of the Board, to the position of President and Chief Executive Officer of the Company. The Company entered into an employment agreement with Mr. Nicol pursuant to which Mr. Nicol will receive a monthly salary of $30,000 and will be eligible for bonus payments and incentive compensation awards based on certain performance targets to be agreed between the Company and Mr. Nicol. The agreement also provides for the payment of four months salary to Mr. Nicol upon his termination. Mr. Nicol's employment agreement is further described under the heading "Executive Compensation--Employment and Consulting Agreements--Wm. James Nicol."

Other Employment Agreements

  During 1999, the Compensation Committee recommended, and the Board of Directors approved, the offering of employment agreements to Mr. Cruckshank and Mr. Mahon. The Compensation Committee also recommended, and the Board of Directors approved, employment agreements for several other officers that are not Named Executive Officers. Effective January 1, 2000, the Company entered into amendments to its employment agreements with Sandra Campbell and Nancy Gorshe. Ms. Gorshe's employment agreement was amended from a fixed term to a rolling one-year term that is location specific. Ms. Campbell's employment agreement amendment restructures Ms. Campbell's bonus and salary structure. Effective March 16, 2000, in connection with the termination of the employment of James Cruckshank as Chief Financial Officer, the Company entered into a Separation and Consulting Agreement with Mr. Cruckshank which provided, among other things, for the termination of his employment agreement. Also effective March 16, 2000, the Company entered into an employment agreement with Drew Q. Miller in connection with Mr. Miller's employment as Chief Financial Officer of the Company. The terms of the Company's agreements with the Named Executive Officers are summarized under the caption "Executive Compensation--Employment and Consulting Agreements."

Submitted By: Bradley Razook, Chairperson
              Gloria Cavanaugh
              John Gibbons

  The Board Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  From January 1, 1999 to May 11, 1999, Mr. Razook, Mr. Ladd and Ms. Cavanaugh served on the Compensation Committee. From May 11, 1999 to November 16, 1999, Mr. Razook, Ms. Krueger and Mr. McBride served as the Compensation Committee. From November 16, 1999 through December 31, 1999, Ms. Cavanaugh replaced Mr. McBride on the Committee since he did not stand for reelection to the Board in November. Throughout 1999, Mr. Razook served as the Chairperson of the Compensation Committee.

  In March 1999, one of the members of the Compensation Committee, Mr. Razook, became President and Managing Director at Cohen & Steers Capital Advisors LLC ("C&S Advisors"). Pursuant to an agreement entered into during 1999 with Cohen & Steers Capital Management, Inc., an affiliate of C&S Advisors ("CSCM"), the Company paid CSCM and C&S Advisors an aggregate of $1.3 million in 1999 for financial advisory services. On January 24, 2000, the Company's agreement with CSCM was terminated by mutual consent, and a new agreement with C&S Advisors was entered into. Pursuant to the 2000 agreement, the Company paid C&S Advisors $359,000 through November 30, 2000 for financial advisory services. The 2000 agreement terminates on December 31, 2000, except that (a) the Company may terminate the agreement at any time upon 90 days written notice and (b) even after the expiration or termination of the 2000 agreement the Company will be required to pay C&S Advisors fees under this agreement if the Company completes certain financing and merger and acquisition transactions on or prior to December 31, 2001. As is discussed below, the Company is currently exploring various financing alternatives and the closing of any such financing could result in the payment of fees to C&S Advisors.

  See also "Certain Transactions" immediately below.

                              CERTAIN TRANSACTIONS

  The Company is currently discussing an agreement with MYFM Capital, LLC under which the Company may establish a closed-end line of credit with BET Associates LP ("BET") as lender, providing for loans of up to $10.0 million. This line of credit would be secured by approximately eight properties owned by the Company and approved by BET. The Company expects to pay fees of 1.0% of the line of credit to each of BET and MYFM (or $100,000 each) at the time of closing this line of credit. The line of credit would mature on December 31, 2001, provided that the Company may request a six-month extension with the payment of an additional fee of 1.0% of the outstanding balance at the time of the request as long as no default exists and certain debt service coverage ratios are maintained. The interest rate over the term of the line would be floating 90-Day Libor plus 385 basis points, to be reset monthly. Bruce E. Toll, an investor in the Company and a current nominee to the Company's Board of Directors is the sole member of BRU Holdings Company, Inc., LLC, which is the sole general partner of BET. Leonard Tannenbaum is the Managing Partner of MYFM Capital, LLC, the son-in-law of Mr. Toll, a 10% limited partner of BET, and is also a current nominee to the Company's Board of Directors. The Company is also exploring various other financing alternatives, and may enter into such other arrangements after the closing of the BET line of credit. The lenders in connection with such other arrangements may, as a condition to entering into such arrangements, require that the Company terminate the BET line of credit, or else change the terms of the BET line of credit related to maturity, subordination or otherwise. If the Company is required to terminate the BET line of credit in connection with a future financing, the Company will not be able to recover the fees incurred in obtaining the BET line of credit.

  During 1999, Supportive Housing Services, Inc. ("SHS") provided services to the Company for market feasibility analysis, site pre-acquisition services, construction management oversight and building setup in conjunction with the Company's development activities. SHS is owned 75% by Dr. Wilson's spouse. In July 1999, the Company delivered 180 days' written notice terminating its agreement with SHS. The Company paid SHS $1.6 million (including $255,000 reflecting payment to CCL (as defined below) in 1999) and $69,000 during the years ended December 31, 1999 and 2000, respectively. No further payments are expected.

  During 1999, Concepts in Community Living, Inc. ("CCL"), a company owned by Dr. Wilson's spouse, provided feasibility studies and pre-development consulting services to SHS and certain developers with respect to certain assisted living residence sites the Company was developing and constructing. The Company paid CCL approximately $255,000 indirectly through SHS for rendering such services in 1999. In June 1999, the Company entered into a new agreement with CCL pursuant to which CCL provided market research, demographic review and competitor analysis in certain of the Company's markets. The Company directly paid CCL $157,000 and $59,000 for such services during the years ended December 31, 1999 and 2000, respectively. The June 1999 agreement was terminated on December 12, 1999. No further payments are expected.

  The Company leases six residences from Assisted Living Facilities, Inc. in which Dr. Wilson's spouse owns a 25% interest. During each of 1999 and 2000, the Company paid Assisted Living Facilities, Inc. rent of approximately $1.3 million.

  During 1998, Mr. McBride owned a $400,000 or 16.6% interest, and Dr. Wilson's spouse owned a $200,000 or 8.3% interest, in Health Equity Investors ("HEI"). In the second quarter of 1997, the Company entered into joint venture agreements with HEI to operate certain new assisted living residences that the Company owned or leased. The joint venture concurrently entered into a non-cancelable management agreement with the Company pursuant to which the Company managed the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per residence. Through February 10, 1999, the Company consolidated 100% of the revenues and expenses attributable to these residences with its revenues and expenses, and HEI reimbursed the Company for 90.0% of the start-up losses of the joint venture. The Company received loss reimbursements from HEI of $4.7 million for the year ended December 31, 1998, and no loss reimbursements in 1999. As of December 31, 1998, 17 residences owned or leased by the Company were being operated by the joint venture. On February 10, 1999, the Company purchased HEI's joint venture interest with respect to the 17 properties then being operated by the joint venture for an aggregate purchase price of approximately $3.8 million. HEI's investment with respect to such properties was $3.2 million. As a result of such purchases, Mr. McBride and Dr. Wilson's spouse received distributions of approximately $537,000 and $269,000, respectively, in 1999.

  In October 1997, the Company acquired Home and Community Care, Inc. ("HCI"). Certain of the Company's officers and directors were officers, directors or stockholders of HCI. Mr. McBride and Dr. Wilson's spouse owned 13.9% and 4.7%, respectively, of HCI's outstanding common stock at the time of acquisition, substantially all of which was acquired in March 1997. Pursuant to the HCI acquisition agreement, payments were made totaling $207,000 to Mr. McBride and $75,000 to Dr. Wilson's spouse in 1999. No further payments are expected.

  For information regarding certain other relationships and related transactions, see "Compensation Committee Interlocks and Insider
Participation," above.

                             EXECUTIVE COMPENSATION

  The information set forth below under the heading "Summary Compensation Table," "Stock Option Grants in Last Fiscal Year" and "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" is with respect to Mr. McBride and Dr. Wilson, each of whom served as the Company's Chief Executive Officer during a portion of 1999, and each of the four other most highly compensated executive officers for the fiscal year ended December 31, 1999, Leslie J. Mahon, Sandra Campbell, Nancy Gorshe and James Cruckshank (collectively, the "Named Executive Officers"). During 2000, the employment of each of Dr. Wilson as President and Chief Executive Officer, Mr. Cruckshank as Chief Financial Officer and Mr. Mahon as Chief Operating Officer, was terminated. As of December 13, 2000, Wm. James Nicol serves as the President and Chief Executive Officer of the Company and Drew Q. Miller serves as the Chief Financial Officer of the Company. The Company has entered into agreements with each of the Named Executive Officers, as well as Mr. Nicol and Mr. Miller. These agreements are summarized below under the heading "Employment Agreements with Current Officers" and "Employment Agreements with Former Officers."

Summary Compensation Table

  The following table sets forth information concerning the compensation paid during the year ended December 31, 1999 to each of the Named Executive Officers. No other executive officer of the Company received total compensation of $100,000 or more in fiscal 1999.

                                     Annual Compensation(1)           Long-Term Compensation Awards
                               ------------------------------------ ----------------------------------
                                                                    Restricted Securities
   Name and Principal                                Other Annual     Stock    Underlying  All Other
        Position          Year  Salary   Bonus(2)   Compensation(3) Awards(3)   Options   Compensation
   ------------------     ---- --------- ---------  --------------- ---------- ---------- ------------
William McBride III(4)... 1999 $  68,500 $(100,000)   $1,375,000           --       --        --
  Former Chief Executive  1998   247,000   100,000           --            --       --        --
  Officer and Chairman    1997       --        --            --     $3,400,000      --        --
Keren Brown Wilson....... 1999 $ 200,000 $(100,000)   $  187,500           --     7,500       --
  President and Chief     1998   203,000   100,000           --            --       --        --
  Executive Officer Vice
   Chairman               1997   200,000       --            --     $  850,000      --        --
Leslie J. Mahon(5)....... 1999 $ 141,300 $  17,500           --            --    30,000       --
  Chief Operating Officer
Sandra Campbell(6)....... 1999 $ 150,000 $  51,250           --            --       --        --
  Senior Vice President,  1998   141,600    25,000           --            --    15,000       --
  General Counsel and
   Secretary
Nancy Gorshe(7).......... 1999 $ 125,000 $  15,000           --            --       --        --
  Senior Vice President   1998   101,300       --            --            --    55,000       --
  Of Community Relations
James Cruckshank(5)...... 1999 $ 115,400       --            --            --    30,000       --
  Chief Financial Officer

--------
(1) Excludes certain perquisites and other personal benefit amounts, such as car allowance, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive.

(2) Each of Mr. McBride and Dr. Wilson was paid a bonus of $100,000 in 1998 related to the execution of a merger agreement. Payments made to each of them subsequent to December 31, 1998 were reduced by $100,000 to reflect repayment of these bonus payments.

(3) Restricted stock awards are valued in the table above at their fair market value based on $17.00, the per share closing price of the Company's Common Stock on the American Stock Exchange on the date of the award. At December 31, 1998, Mr. McBride and Dr. Wilson held 200,000 and 50,000 shares, respectively, of restricted stock valued at $2.6 million and $656,000, respectively (calculated by multiplying the amount of restricted stock by the closing market price of $13.125 on the last trading day of
   1998). As of March 15, 1999 Mr. McBride and Dr. Wilson agreed to forfeit the shares of restricted stock held by each of them for $750,000 and $187,500, respectively. In addition, during 1999 Mr. McBride received a severance payment of $490,000 and consulting payments of $135,000. See "Employment and Consulting Agreements--Keren Brown Wilson" and "--William McBride."

(4) Mr. McBride became Chief Executive Officer on October 3, 1997, but did not begin receiving compensation until January 1, 1998. In March 1999, Mr. McBride resigned as Chief Executive Officer.

(5) Mr. Mahon and Mr. Cruckshank each began his employment with the Company in March 1999.

(6) Ms. Campbell began her employment with the Company on December 31, 1997 and began receiving compensation in January 1998.

(7) Ms. Gorshe began her employment with the Company in February 1998.

Stock Option Grants in Last Fiscal Year

  The following table sets forth information on stock options granted during 1999 to the Named Executive Officers.

                                                                             Potential
                                                                          Realizable Value
                                                                         at Assumed Annual
                                                                           Rate of Stock
                                                                         Price Appreciation
                                        Individual Grants                for Option Term(1)
                         ----------------------------------------------- ------------------
                         Number of   % of Total
                         Securities   Options
                         Underlying  Granted to
                          Options   Employees in   Exercise   Expiration
      Name                Granted   Fiscal Year  Price ($/Sh)    Date       5%       10%
      ----               ---------- ------------ ------------ ---------- -------- ---------
William McBride III.....      --        --             --           --        --        --
Keren Brown Wilson......    7,500       1.6%        $ 1.69     11/16/09  $  7,000 $  17,200
Leslie J. Mahon.........   30,000       6.5%        $ 5.00     03/01/09  $ 82,700 $ 203,700
Sandra Campbell.........      --        --             --           --        --        --
Nancy Gorshe............      --        --             --           --        --        --
James Cruckshank........   30,000       6.5%        $ 3.81     03/18/09  $ 63,000 $ 155,200

--------
(1) In accordance with rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 1999.

                                                  Number of Securities     Value of Unexercised In-
                                                 Underlying Unexercised      The-Money Options at
                           Shares              Options at Fiscal Year-End     Fiscal Year-End(1)
                          Acquired    Value   ---------------------------- -------------------------
      Name               on Exercise Realized Exercisable/Unexercisable(2) Exercisable/Unexercisable
      ----               ----------- -------- ---------------------------- -------------------------
William McBride III.....     --        --                145,000/0                     $0/$0
Keren Brown Wilson......     --        --            215,000/7,500                 $0/$3,263
Leslie J. Mahon.........     --        --                 0/30,000                     $0/$0
Sandra Campbell.........     --        --            38,334/26,666                     $0/$0
Nancy Gorshe............     --        --            25,001/29,999                     $0/$0
James Cruckshank........     --        --                 0/30,000                     $0/$0

--------
(1) The closing trading price on the American Stock Exchange for the Common Stock on December 31, 1999 was $2.125. As of December 5, 2000, the closing trading price for the Common Stock was $0.313, and the value of all of the exercisable and un-exercisable options held by each of the Named Executive Officers was $0.

(2) Mr. McBride agreed to the cancellation of his stock options, effective November 7, 2000.

Employment Agreements with Current Officers

  Set forth below are summaries of employment and consulting agreements between the Company and certain individuals who were Named Executive Officers during 1999, as well as summaries of employment agreements entered into during 2000 with certain individuals who are expected to be among the top five most highly compensated officers in 2000.

Wm. James Nicol

  Effective November 1, 2000, the Company entered into an employment agreement with Wm. James Nicol, providing for Mr. Nicol's services as President and Chief Executive Officer. The agreement provides for such employment on a month-to-month basis, at a salary of not less than $30,000 per month. Mr. Nicol will also be eligible for bonus payments and incentive compensation awards based on certain performance targets to be agreed between the Company and Mr. Nicol. Under the agreement, in the event of a termination of employment by the Company for any reason other than "Cause" (as defined), Mr. Nicol will be entitled to four months of pay, as well as a pro rated bonus payment. In connection with his employment agreement, the Company agreed to indemnify Mr. Nicol to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as officer or director. The agreement includes an agreement to indemnify Mr. Nicol to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as an officer.

Sandra Campbell

  On December 31, 1997, the Company entered into an employment agreement with Sandra Campbell providing for Ms. Campbell's services as Senior Vice President, General Counsel and Secretary. The agreement provides for an initial two and one-half-year term, which expired without having been terminated, consequently the agreement is automatically extended on a continuous basis. The Company may terminate the agreement by providing Ms. Campbell with two and one-half years' prior notice of the Company's intention to terminate her employment, and Ms. Campbell may terminate the agreement by providing the Company with four months' prior notice of her intention to resign. In addition, the Company may terminate the agreement at any time for "Cause" and Ms. Campbell may terminate the agreement for "Good Reason" (each as defined), and the agreement automatically terminates upon Ms. Campbell's death or permanent disability. If the Company terminates Ms.

Campbell's employment other than for Cause and without providing the notice referred to above, or if Ms. Campbell terminates the agreement for Good Reason, then the Company must make a lump-sum payment to Ms. Campbell equal to two times her then-annual salary plus $10,000. In addition, if there is a Change in Control (as defined), regardless of whether she remains in the Company's employ, Ms. Campbell is entitled to receive an additional amount equal to two times her then-annual salary plus $10,000, and all options exercisable for common stock automatically vest and become exercisable. The agreement provides that Ms. Campbell's salary is $195,000. In addition, Ms. Campbell received options to purchase 50,000 shares of Common Stock, to become exercisable in annual installments of 16,666 shares commencing December 31, 1998, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant. The agreement includes an agreement to indemnify Ms. Campbell to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer.

Nancy Gorshe

  On February 3, 1998, the Company entered into an employment agreement with Nancy Gorshe providing for Ms. Gorshe's services as Vice President/Community Relations. The agreement provides for an initial two-year term, subject to automatic one year extensions unless the Company notifies Ms. Gorshe during the 90-day period ending on February 3 of each year that it wishes to terminate the agreement on February 3 of the following year. The Company may terminate the agreement at any time for "Cause" (as defined). If the Company terminates Ms. Gorshe's employment without Cause and without offering Ms. Gorshe comparable employment (employment with the Company or any affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of her immediately prior position with the Company) or if within one year following a Change of Control (as defined) the Company either terminates Ms. Gorshe without Cause or she voluntarily resigns (and the Company has not offered her comparable employment in either case), then the Company must make a lump-sum payment to Ms. Gorshe in an amount equal to twice her then annual salary. In addition, if the Company terminates Ms. Gorshe within one year following a Change in Control, all Common Stock options held by Ms. Gorshe will automatically become immediately exercisable. The agreement provides that the Company's President or Chief Executive Officer will determine Ms. Gorshe's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Gorshe's current salary is $150,000. The agreement further provides that Ms. Gorshe is subject to confidential information, and non-competition provisions until one year after the termination of Ms. Gorshe's employment. In addition, Ms. Gorshe received options to purchase 20,000 shares of Common Stock, to become exercisable in annual installments of 6,667 shares commencing on July 27, 1999, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant.

Drew Q. Miller

  On March 16, 2000, the Company entered into an employment agreement with Drew Q. Miller providing for Mr. Miller's services as Senior Vice President, Chief Financial Officer and Treasurer. The agreement provides that Mr. Miller's annual base salary shall equal $190,000. The agreement provides for an initial two-year term. If the agreement has not been terminated prior to the expiration of the initial term, then the agreement is automatically extended on a continuous basis. The Company may terminate the agreement by providing Mr. Miller with one and one-half years' prior notice of the Company's intention to terminate his employment, and Mr. Miller may terminate the agreement by providing the Company with 45-days' prior notice of his intention to resign. In addition, the Company may terminate the agreement at any time for "Cause" (as defined) or Mr. Miller's permanent disability, and Mr. Miller may terminate the agreement in the event there is a Change of Control (as defined) or a material reduction in the scope and/or authority of his duties. The agreement automatically terminates upon Mr. Miller's death. If the Company terminates Mr. Miller's employment other than in connection with Mr. Miller's death or disability or for Cause, or if Mr. Miller terminates the agreement as a result of a Change of Control or a material reduction in the scope and/or authority of his duties, the Company will continue to be obligated to pay Mr. Miller's base salary until March 16, 2002 and all of Mr. Miller's options exercisable for common stock shall automatically vest and become exercisable. Pursuant to the agreement,

Mr. Miller received options to purchase 150,000 shares of Common Stock, to become exercisable in monthly installments of 4,167 shares commencing April 16, 2000, at an exercise price of $1.44, equal to the fair market value of the Common Stock on the date of grant. The agreement includes an agreement to indemnify Mr. Miller to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as an officer.

Agreements with Former Officers

Keren Brown Wilson

  On October 19, 2000, as part of a restructuring of the Company's relationship with Dr. Keren Brown Wilson, Dr. Wilson resigned from the Board of Directors and from her position as Chief Executive Officer. Effective on this date, Dr. Wilson and the Company agreed among other things to the following: (i) Dr. Wilson will be an at-will employee until December 31, 2001, and her base salary is to be $16,666.67 per month, with a total of $200,000 to be paid in any event; (ii) when Dr. Wilson's employment terminates, her stock options will vest, if not already vested, and she will have one year from that date to exercise the stock options; and, (iii) the Company will pay Dr. Wilson $559,677.37, plus 10% interest per annum from October 19, 2000, until fully paid, to be paid in four (4) equal quarterly installments commencing December 31, 2000.

  In addition, the Company and Dr. Wilson have agreed to the termination of Dr. Wilson's employment agreement with the Company effective October 19, 2000. The employment agreement provided for Dr. Wilson's services as President and Chief Executive Officer. The employment agreement provided for an initial four-year term, subject to automatic extension absent notice of termination under the terms of the employment agreement.

  Under the employment agreement, in the event of a termination of employment for any reason other than "Cause" (as defined), Dr. Wilson was entitled to the payment of an amount equal to four times her annual salary. In the event of a termination within one year of a Change in Control (as defined) for any reason other than the death or disability or a termination by the Company for Cause, Dr. Wilson would be entitled to a $3.0 million termination payment. The employment agreement also contained "gross-up" provisions to compensate Dr. Wilson in the event that any payment under the employment agreement was subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement provided that Dr. Wilson was entitled to compensation at an annual rate of $200,000.

  In connection with her employment agreement, the Company agreed to indemnify Dr. Wilson to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as officer or director.

William McBride

  Effective as of March 15, 1999, the Company entered into a consulting agreement with Mr. McBride which provided, among other things, for the termination of Mr. McBride's employment agreement, entered into in October 1997.

  Pursuant to the consulting agreement, Mr. McBride agreed to provide consulting services to the Company for a period of two years at a rate of $15,000 per month. During the consulting term, Mr. McBride is entitled to participate in the Company's medical insurance plans at a cost equal to the Company's cost of providing coverage. If the Company terminates the consulting relationship without Cause, Mr. McBride will be entitled to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term. In addition, upon the occurrence of a "Change in Control" of the Company (as defined), the consulting relationship will automatically terminate and Mr. McBride will be entitled to a lump-sum cash payment in an amount equal to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term.

  In connection with his employment agreement, the Company agreed to indemnify Mr. McBride to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as officer or director.

James Cruckshank

  Effective as of March 3, 2000, the Company entered into a separation and consulting agreement with Mr. Cruckshank which provided, among other things, for the termination of Mr. Cruckshank's employment agreement, entered into on March 15, 1999.

  Pursuant to the separation and consulting agreement, Mr. Cruckshank will provide consulting services to the Company through December 31, 2000, for which the Company will pay him a bi-weekly amount equal to $3,000. If the Company terminates the consulting relationship without Cause, Mr. Cruckshank will be entitled to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of its term. During the consulting term, Mr. Cruckshank will also be entitled to participate in the Company's medical insurance plans at his sole expense.

  Pursuant to Mr. Cruckshank's employment agreement, Mr. Cruckshank was granted options exercisable for 30,000 shares of Common Stock. In connection with the termination of employment, Mr. Cruckshank agreed to the termination, as of March 2, 2000, of his options to purchase 20,000 shares of Common Stock, which were to vest on March 15, 2001 and March 15, 2002. The Company also agreed with Mr. Cruckshank that his options to purchase 10,000 shares of Company Common Stock, which have an exercise price of $3.813 per share, will expire on the earlier of 90 days after (a) December 31, 2000 or (b) the termination of his consulting agreement for Cause; provided that Mr. Cruckshank will forfeit such options if he breaches the consulting agreement, is terminated for Cause, or voluntarily terminates his consulting agreement with the Company.

Leslie Mahon

  On March 15, 1999, the Company entered into an employment agreement with Leslie Mahon providing for Mr. Mahon's services as Vice President and Chief Operating Officer. On April 21, 2000, the position of Vice President and Chief Operating Officer was eliminated and the Company paid Mr. Mahon a lump-sum payment of $350,000 in accordance with his employment agreement. Except with respect to such payment and the termination of Mr. Mahon's employment, the provisions of Mr. Mahon's employment agreement remain in effect. The employment agreement provides that Mr. Mahon is subject to confidential information restrictions for as long as Mr. Mahon possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Mahon's employment. In addition, Mr. Mahon received options to purchase 30,000 shares of Common Stock, exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $5.00, equal to the fair market value of the Common Stock on the date of the grant. Mr. Mahon agreed to the cancellation of these options.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers, directors and greater than ten-percent stockholders to file with the Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity. Such persons or entities are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, each of the Company's officers, directors and 10% stockholders complied with all
Section 16(a) filing requirements applicable to them.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG LLP audited the Company's financial statements for the period ended December 31, 1999, have been the Company's auditors since November 3, 1995, and have been selected as the Company's auditors for 2000. A representative of KPMG LLP is expected to be present at the January 16, 2001 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                    PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than August 22, 2001, must otherwise comply with the applicable provisions of the Exchange Act and the Company's Bylaws.

  In addition, the Company's Bylaws contain an advance notice provision that provides that for a stockholder proposal to be brought before and considered at the next annual meeting of stockholders, notice of the proposal must be delivered to or mailed and received at the principal executive offices of the Company no less than 50 days nor more than 75 days prior to the meeting. In the event that less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure is made, whichever is earlier.

                                 OTHER MATTERS

  The Board of Directors of ALC knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors and officers, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of American Stock Transfer Company, Inc. for out-of-pocket expenses, to assist in the solicitation of proxies.

  The Company's Annual Report to stockholders, including its audited financial statements for the year ended December 31, 1999, and its Report on Form 10-Q for the three and nine months ended September 30, 2000, are being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000, EACH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT 11835 NE GLENN WIDING DRIVE, BUILDING E, PORTLAND, OREGON 97220-9057.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          Sandra Campbell
                                          Senior Vice President, General
                                          Counsel and Secretary

Portland, Oregon
December 20, 2000

                                                                     APPENDIX A

                        ASSISTED LIVING CONCEPTS, INC.

                            AUDIT COMMITTEE CHARTER

                          (As Adopted March 28, 2000)

Purpose

  The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Assisted Living Concepts, Inc. (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

  In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of management and the outside auditor. Nothing contained in this charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Nevada Revised Statutes. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Nevada Revised Statutes to rely, in discharging their responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts such at the outside auditor.

Membership

  The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the "independence" requirements of the American Stock Exchange. Each Committee member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or must be able to do so within a reasonable period of time after his or her appointment to the Committee. At least one Committee member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background (including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities) which results in the Committee member's financial sophistication.

Committee Organization and Procedures

  1. The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

  2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

  3. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

  4. The Committee may, in its discretion, include in its meetings members of the Company's financial management, representatives of the outside auditor and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

  5. The Committee may, in its discretion, utilize the services of the Company's regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

Responsibilities

 Outside Auditor

  6. The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company's annual financial statements and related services. In this regard, the Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor. As appropriate, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

  7. The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

  8. The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

 Annual Audit

  9. The Committee shall meet in person or by conference telephone call with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

  10. The Committee shall review and discuss the audited financial statements with the outside auditor and the management of the Company.

  11. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

  12. The Committee shall, based on the review and discussions in paragraphs 10 and 11 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 8 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

 Quarterly Review

  13. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person or by conference telephone call the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

 Internal Controls

  14. The Committee shall discuss with the outside auditor, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

  15. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

 Other Responsibilities

  16. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

  17. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

  18. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee's actions and recommendations, if any.

                         ASSISTED LIVING CONCEPTS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--JANUARY 16, 2001

The undersigned hereby appoints Wm. James Nicol and John Gibbons as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side of this Proxy Card, the shares held of record by the undersigned at the annual meeting of stockholders of Assisted Living Concepts, Inc. (the "Company"), to be held on January 16, 2001 at 4:00 p.m. local time, at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposal set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and, in accordance with his discretion, on such other business that may properly come before the meeting and any adjournment or postponement thereof.

ALL SHARES OF THE COMPANY'S COMMON STOCK THAT ARE REPRESENTED AT THE ANNUAL MEETING BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO INSTRUCTIONS FOR THE PROPOSAL ARE INDICATED ON AN EXECUTED PROXY CARD, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS AS SET FORTH HEREIN WITH RESPECT TO SUCH PROPOSAL.

                     PLEASE SIGN AND DATE THE REVERSE SIDE

                         ASSISTED LIVING CONCEPTS, INC.
                    11835 NE GLENN WIDING DRIVE, BUILDING E
                          PORTLAND, OREGON 97220-9057


--------------------------------------------------------------------------------
                         /\  FOLD AND DETACH HERE  /\

                                                    Please mark your votes
                                                    as in this example,      [X]
                                                    using dark ink only

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL ONE:

                                         FOR      AGAINST     ABSTAIN
1. Election of Directors:                [_]        [_]         [_]

Nominees: Wm. James Nicol,
          Richard C. Ladd, Jill M.
          Krueger, Leonard Tannenbaum,
          Bruce E. Toll and
          John. M. Gibbons

2. In their discretion, the proxies are
   authorized to transact such other
   business as may properly come before
   the special meeting and any
   adjournments or postponements thereof.

[_] FOR, except vote withheld from the
    following nominee(s):

    ---------------------------------------------------------------

If you plan to attend the Annual Meeting of
Stockholders, please mark the following box         [_]
and promptly return this Proxy Card.


                                       THIS PROXY WILL BE VOTED AS DIRECTED.  IF
                                       NO CONTRARY DIRECTION IS MADE, THIS PROXY
                                       WILL BE VOTED "FOR" ALL NOMINEES LISTED
                                       IN PROPOSAL ONE.

                                       NOTE: If you receive more than one Proxy
                                       Card, please date and sign each Proxy
                                       Card and return all Proxy Cards in the
                                       enclosed envelope.

                                       PLEASE MARK, SIGN, DATE AND MAIL THIS
                                       PROXY PROMPTLY USING THE ENVELOPE
                                       PROVIDED.


Please sign and date below and return promptly in the enclosed postage-paid envelope.

x _______________________  x _______________________  Date: ______________, 2000

IMPORTANT:   Signatures of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.